UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2013

Bluerock Multifamily Growth REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54946	26-3136483
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer
or organization)		Identification No.)

712 Fifth Avenue, 9th Floor

New York, NY 10019

(Address of principal executive offices)

(212) 843-1601

(Registrant’s telephone number

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Partial Disposition of Interest in Berry Hill Property by the Company

On August 13, 2013, following the approval of its board of directors, Bluerock Multifamily Growth REIT, Inc. (the “Company”), through Bluerock Multifamily Partnership, L.P., the Company’s operating partnership (the “Operating Partnership”), and the Operating Partnership’s wholly owned subsidiary, BEMT Berry Hill, LLC, sold a 10.27% indirect equity interest (the “Berry Hill Interest”) in the 23Hundred @ Berry Hill development project, a 266-unit class-A, mid-rise apartment community located in Nashville, Tennessee (the “Berry Hill Property”) pursuant to the terms of a Membership Interest Purchase and Sale Agreement (the “MIPA”) with Bluerock Growth Fund, LLC, a Delaware limited liability company and an affiliate of the Company, with the Company retaining an approximate 53.46% indirect equity interest in the Berry Hill Property. The sale generated proceeds to the Company of approximately $2,000,000, excluding a disposition fee of approximately $70,000 payable per the advisory agreement between the Company and its advisor and deferred by the advisor, and subject to certain prorations and adjustments typical in a real estate transaction. The sale price in the transaction was determined based on an MAI, independent appraisal dated August 2013 for the Berry Hill Property underlying the subject joint venture. The MIPA contains terms, conditions, representations, warranties, covenants and indemnities that are customary and standard in the real estate industry. Prior to consummation of the sale of the Berry Hill Interest, the Company’s board of directors, including all of its independent directors, determined that the sale of the Berry Hill Interest for the consideration paid was fair and reasonable to the Company.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT OF REGISTRANT

Amendment of Affiliate Working Capital Line of Credit

On October 2, 2012, the Company entered into a working capital line of credit provided by Bluerock Special Opportunity + Income Fund II, LLC (“SOIF II”) and Bluerock Special Opportunity + Income Fund III, LLC (“SOIF III”), both of which are affiliates of the Company’s sponsor, pursuant to which it was permitted to borrow up to $12.5 million (the “BMG LOC”). The BMG LOC may be prepaid without penalty. It bears interest compounding monthly at a rate of 30-day LIBOR + 6.00%, subject to a minimum rate of 8.50%. Interest on the BMG LOC is paid on a current basis from cash flow distributed to the Company from its real estate assets. The BMG LOC is secured by a pledge of the Company’s unencumbered real estate assets, including those of its wholly owned subsidiaries. On March 4, 2013, the BMG LOC was amended by increasing the commitment amount thereunder to $13.5 million and extending the initial 6-month term by six months to October 2, 2013, from the original maturity date of April 2, 2013.

On August 13, 2013, in connection with the Company’s sale of the Berry Hill Interest, the Company requested a one-time release of the lien on the portion of interest being sold and the proceeds generated by the sale. As a condition of granting the release, the BMG LOC was further amended to remove the revolving feature of the BMG LOC such that the Company may not borrow any further under the BMG LOC (the “BMG LOC Amendment”). Further, SOIF II and SOIF III required that the principal amount outstanding under the line of credit be increased $100,000 upon the release of the lien, and that this increase must be paid at the earlier of our next sale of an asset or the maturity date under the line of credit in October 2013. All other terms of the BMG LOC as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 9, 2012 remain unchanged, except as disclosed in its Current Report on Form 8-K filed with the SEC on March 8, 2013. At June 30, 2013 and December 31, 2012, the outstanding balance on the BMG LOC was $12,960,493 and $11,935,830, respectively, and $539,507 and $564,170 was available for borrowing, respectively.

In accordance with the requirements of the Company’s charter, the BMG LOC Amendment was reviewed and approved by a majority of the Company’s board of directors (including a majority of the independent directors) as being fair, competitive, and commercially reasonable and no less favorable to the Company than loans between unaffiliated parties under the same circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK MULTIFAMILY GROWTH REIT, INC.

Dated: August 19, 2013	By:	/s/ Jordan Ruddy
Jordan Ruddy President and Chief Operating Officer